EXHIBIT 4.1

VIDEO DISPLAY CORPORATION

2006 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		3
1.1	Award	3
1.2	Board of Directors	3
1.3	Cause	3
1.4	Change in Control Event	3
1.5	Code	3
1.6	Common Stock or Stock	4
1.7	Continuous Service	4
1.8	Disability	4
1.9	Effective Date	4
1.10	Employee	4
1.11	Fair Market Value	4
1.12	Incentive Stock Option	4
1.13	Nonqualified Stock Option	4
1.14	Option	4
1.15	Option Agreement	5
1.16	Participant	5
1.17	Plan Administrator	5
1.18	Repriced	5
1.19	Restricted Stock	5
1.20	Restricted Stock Agreement	5
1.21	Restriction Period	5
ARTICLE 2. EFFECTIVE DATE		5
ARTICLE 3. ADMINISTRATION		5
3.1	Plan Administrator	5
3.2	Meetings and Actions	6
3.3	Powers of Plan Administrator	6
3.4	Interpretation of Plan	6
ARTICLE 4. STOCK SUBJECT TO THE PLAN		6
4.1	Plan Limits	6
4.2	Individual Limits	7
4.3	Unused Stock	7
4.4	Adjustment for Change in Outstanding Shares	7
4.5	Retention of Rights	8
4.6	Cancellation of Award	8
ARTICLE 5. ELIGIBILITY		8
5.1	Eligible Employees	8
5.2	Consultants	8
ARTICLE 6. STOCK OPTIONS		8
6.1	Grant of Options	8

6.2	Option Agreement	8
6.3	Nontransferability of Options	9
6.4	Manner of Exercise	10
6.5	Payment of Option Exercise Price	10
6.6	Termination of Continuous Service	10
ARTICLE 7. RESTRICTED STOCK		11
7.1	Grant of Restricted Stock	11
7.2	Restricted Stock Agreement	11
7.3	Issuance of Restricted Stock	12
7.4	Nontransferability of Restricted Stock	13
7.5	Termination of Continuous Service	13
ARTICLE 8. CHANGE IN CONTROL		13
ARTICLE 9. ISSUANCE OF SHARES OF COMMON STOCK		14
9.1	Transfer of Common Stock to Participant	14
9.2	Legend	14
9.3	Compliance With Laws	14
ARTICLE 10. AMENDMENT AND TERMINATION		14
10.1	Amendment of the Plan	14
10.2	Termination of the Plan	15
ARTICLE 11. GENERAL PROVISIONS		15
11.1	No Employment Rights	15
11.2	Other Employee Benefits	15
11.3	Confidentiality of Information	15
11.4	Severability	15
11.5	Governing Law and Venue	15
11.6	Use of Proceeds	15

VIDEO DISPLAY CORPORATION

2006 STOCK INCENTIVE PLAN

INTRODUCTION

The purpose of the Video Display Corporation 2006 Stock Incentive Plan (the “Plan”) is to further the growth and development of  Video Display Corporation, a Georgia corporation ( “Video Display”), by affording an opportunity for stock ownership to selected Employees of  Video Display and its subsidiaries (collectively, the “Company”). The Plan is also intended to assist the Company in attracting new Employees and retaining existing Employees; to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals; to provide incentives for excellence in individual performance; and to promote teamwork.

ARTICLE I. DEFINITIONS

When used in this Plan, the following capitalized terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

1.1        Award means the grant of Options or Restricted Stock under the Plan.

1.2           Board of Directors means the Board of Directors of Video Display.

1.3        Cause means “Cause,” as defined in the Participant’s employment agreement, if applicable, or if the Participant has not entered into an employment agreement with the Company, as determined in the sole and absolute discretion of the Company, a termination on account of dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets or conviction or confession of a crime punishable by law (except minor violations), in each such case as determined by the Plan Administrator, and its determination shall be conclusive and binding. Such actions constituting “Cause” shall include, without limitation, a violation of the Company’s Code of Business Conduct and Ethics. A Participant who agrees to resign from his or her affiliation with the Company in lieu of being terminated for Cause shall be deemed to have been terminated for Cause for purposes of the Plan.

1.4           Change in Control Event means the date on which one of the following, each referred to as a “Change in Control Event,” shall have occurred: (a) the acquisition by any individual or legal entity or “group” (as described in Rule 13d-5(b) promulgated by the Securities and Exchange Commission as now in effect under the Securities Exchange Act of 1934), of a number of voting shares of capital stock of Video Display greater than 35% of the total voting power of the stock of  Video Display subsequent to the effective date of the Plan; (b) a merger or consolidation of Video Display other than a merger or consolidation immediately following which the directors of Video Display, thereto constitute a majority of the board of the surviving company or parent thereof; (c) a change in the majority of the Board of Directors pursuant to an actual or threatened proxy contest; or (d) a sale of substantially all of the Company’s assets. The Plan Administrator’s reasonable determination as to whether a Change in Control Event has occurred shall be final and conclusive.

1.5        Code means the Internal Revenue Code of 1986, as amended from time to time.

1.6           Common Stock or Stock means Video Display’s common stock and any share or shares of Video Display’s capital stock hereafter issued or issuable in substitution for such shares of common stock.

1.7        Continuous Service means the Participant’s service with the Company that is not interrupted (other than pursuant to the Company’s paid time off policy or as required by law) or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the affiliated entity for which the Participant renders such service, provided that there is otherwise no interruption or, termination of the Participant’s Continuous Service. The Plan Administrator, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company, other than a leave pursuant to the Company’s paid time off policy or as required by law.

1.8           Disability means the Participant is determined to be disabled for purposes of the Company’s long-term disability plan, if any. If no Company long-term disability plan covers the Participant, “Disability” shall mean the date on which the Plan Administrator makes a final determination that the Participant is suffering from a physical or mental impairment which the Plan Administrator, determines renders the Participant physically or mentally unable to continue to fulfill his or her duties as an active Employee at his or, her assigned level of responsibility or competence, and which thereafter prevents him or her from being able to resume such duties or their equivalent.

1.9           Effective Date means the effective date of the Plan as specified in Article 2.

1.10         Employee means a common law employee of the Company and any person who has accepted a binding offer of employment from the Company, but excludes any individual classified by the Company as an independent contractor or leased employee.  Employee includes an employee who is an officer or a Director of Video Display or any subsidiary of Video Display.

1.11         Fair Market Value means the value of the Common Stock, determined by reference to the NASDAQ National Market System average closing price for the Common Stock reflected in The Wall Street Journal or another publication selected by the Board of Directors for the ten (10) days preceding the day the Award is granted to each eligible Employee. If the Common Stock has not been traded on the NASDAQ National Market System for more than 10 days immediately preceding the granting of an Award, or if deemed appropriate by the Board of Directors for any other reason, the Fair Market Value of the Common Stock shall be as determined by the Board of Directors in such other, manner as it may deem appropriate.

1.12         Incentive Stock Option means any option granted to an eligible Employee under the Plan, which the Company intends at the time the option is granted to be an Incentive Stock Option within the meaning of Code Section 422.

1.13         Nonqualified Stock Option means any option granted to an eligible Employee under the Plan that is not an Incentive Stock Option.

1.14         Option means and refers collectively to Incentive Stock Options and Nonqualified Stock Options.

1.15         Option Agreement means the agreement specified in Section 6 2.

1.16         Participant means any Employee who is granted an Award under the Plan. Participant also means the personal representative of a Participant and any other person who acquires the right to exercise or receive payment pursuant to an Award by bequest or inheritance.

1.17         Plan Administrator means the body that is responsible for the administration of the Plan, as determined pursuant to Section 3.1.

1.18         Repriced means any amendment or adjustment of the Exercise Price of an Option or, the purchase price, if applicable, of Restricted Stock through amendment, cancellation, replacement grants or any other means. Repriced shall also include any other action considered a repricing under requirements of the NASDAQ National Market System.

1.19         Restricted Stock means Common Stock granted to a Participant that is subject to the restrictions set forth in Article 7 of the Plan and the Restricted Stock Agreement. Restricted Stock also means any shares of the Company’s capital stock issued as the result of a dividend on or split of Restricted Stock. Upon termination of the restrictions, such Common Stock or other capital stock shall no longer be Restricted Stock.

1.20         Restricted Stock Agreement means the agreement specified in Section 7.2 between the Company and a Participant pursuant to which Restricted Stock is granted to the Participant.

1.21         Restriction Period means the period set forth in the Restricted Stock Agreement that is the period beginning on the date of grant of the Award and ending on the final vesting date of the Restricted Stock.

ARTICLE 2. EFFECTIVE DATE

The Effective Date of the Plan shall be the date on which the Plan is approved by the stockholders of Video Display.

ARTICLE 3. ADMINISTRATION

3.1           Plan Administrator. The Plan Administrator shall be a committee appointed by the Board of Directors, shall consist of two or more outside, independent members of the Board of Directors, and in the judgment of the Board of Directors, shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) (or any successor rule) including, without limitation, the possession of authority by the Plan Administrator to limit the time of exercise of Options and the grant of Stock to specified periods, (ii) Section 162(m) of the Code, as amended, and the regulations thereunder (or any successor Section and regulations) and (iii) any rules and regulations of the Nasdaq Stock Market (or such other stock exchange on which the Stock is traded).  Members of the Plan Administrator may not possess an interest in any transaction for which disclosure is required under Section 404(a) of Regulation S-K under the Exchange Act or be engaged in a business relationship that must be disclosed under Section 404(a) and must qualify as “outside directors” as defined in Section 162(m) of the Code and regulations thereunder.  Any member of the Plan Administrator who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Plan Administrator.  The Board of Directors may, at any time and in its complete discretion, remove any member of the Plan Administrator and may fill any vacancy of the Plan Administrator.  Any member of the Plan Administrator shall be deemed to have resigned automatically from the committee upon his or her termination of service on the Board of Directors.

3.2           Meetings and Actions. The Plan Administrator shall hold meetings at such times and places as it may determine. A majority of the members of any committee serving as Plan Administrator shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Plan Administrator shall be the acts of the Plan Administrator and shall be final, binding and conclusive upon all persons, including the Company, its stockholders, and all persons having any interest in Awards that may be or have been granted pursuant to the Plan.

3.3           Powers of Plan Administrator.  The Plan Administrator shall have the full and exclusive right to grant and determine terms and conditions of all Awards granted under the Plan and to prescribe, amend and rescind rules and regulations for administration of the Plan. In selecting Participants and granting Awards, the Plan Administrator shall take into consideration the contribution the Participant has made or may make to the success of the Company and such other factors as the Plan Administrator shall determine.  The Plan Administrator shall have all powers vested in it by the terms of the Plan, such powers to include the authority to:

(i)            Select the persons to be granted Awards under the Plan;

(ii)           Determine the terms, conditions, form and amount of Awards to be made to each person selected;

(iii)          Determine the time when Awards are to be made and any conditions which must be satisfied before an Award is made; and

(iv)                              Establish objectives and conditions for earning Awards.

3.4           Interpretation of Plan.  The Plan Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement entered into hereunder. The determination of the Plan Administrator as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its stockholders, and all persons having any interest in Awards that may be or, have been granted pursuant to the Plan.

ARTICLE 4. STOCK SUBJECT TO THE PLAN

4.1           Plan Limits. Subject to the provisions of Section 4.4, the aggregate number, of shares of Common Stock that may be issued under the Plan shall not exceed the following designated shares of Common Stock outstanding as of the Effective Date:

•              With respect to Options, 500,000 shares, and

•              With respect to Restricted Stock, 100,000 shares.

Common Stock that may be issued under Awards may consist, in whole or in part, of authorized but unissued stock or treasury stock of the Company not reserved for any other purpose.

4.2           Individual Limits. During any single calendar year, no Employee shall be eligible to be granted Options or Restricted Stock exceeding 10% of each of the limits set forth in Section 4.1.

4.3           Unused Stock. If any outstanding Award under the Plan expires or for any other, reason ceases to be exercisable, is forfeited or, repurchased by the Company, in whole or in part (other than upon exercise of an Option), the Common Stock subject to such Award (and as to which the Award had not been exercised) shall continue to be available under the Plan or revert to the Plan to again be available for issuance under the Plan. Common Stock underlying vested and exercised Awards shall not be available for future grant.

4.4           Adjustment .for Change in Outstanding Shares.

(a)           In General.  If there is any change, increase or decrease, in the outstanding shares of Common Stock that is effected without receipt of additional consideration by the Company, by reason of a stock dividend, subdivision, reclassification, recapitalization, merger, consolidation, stock split, combination or exchange of stock,  or other similar circumstances not involving the receipt of consideration by the Company (each a Capitalization Event), then in each such event, the Plan Administrator shall make an appropriate adjustment in the aggregate number of shares of Common Stock available under the Plan, the number of shares of Common Stock subject to each outstanding Award and the Option or Restricted Stock prices in order to prevent the dilution or enlargement of any Participant’s rights. In the event of any adjustment in the number of shares of Common Stock covered by any Award, including those provided in paragraph (b) below, each such Award shall cover only the number of fill shares resulting from such adjustment. The Plan Administrator’s determinations in making any adjustment shall be final and conclusive.

(b)           Adjustments for Certain Distributions of Property. If the Company at any time distributes with respect to its Common Stock securities or other property (except cash or Common Stock), a proportionate part of those securities or, other, property shall be set aside and delivered to the Participant when he exercises an Option or the restrictions on Restricted Stock lapse. The securities or other property shall be in the same ratio to the total securities and property set aside for the Participant as the number of shares of Common Stock with respect to which the Option is then exercised or the Restricted Stock then vests is to the total shares of Common Stock subject to the Award.

(c)           Exceptions to Adjustment. Except as expressly provided herein, the issue by the Company of Common Stock of any class, or securities convertible into or exchangeable for Common Stock of any class, for cash or property or for labor or services, or upon sale or upon exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into or exchangeable for Common Stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to any Award granted under the Plan.

4.5           Retention of Rights. The existence of this Plan and any Award granted pursuant to the Plan shall not affect the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other change in the Company’s capital structure or, its business, or a merger or consolidation of the Company, or any issue of bonds, debentures, or preferred or preference stock ranking before or affecting the Common Stock, or the dissolution of the Company or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether similar or not.

4.6           Cancellation of Award. The Plan Administrator may at anytime cancel an Award, whether vested or unvested, if the Participant engages in conduct that the Plan Administrator in its sole discretion determines to be detrimental to the best interest of the Company.  Without limiting the foregoing, the Plan Administrator may cancel all or any portion of an Award, whether vested or unvested, if the Plan Administrator determines that the Participant has failed at any time during the Participant’s employment with the Company to comply with any policies or procedures of the Company, including the Company’s Code of Business Conduct and Ethics.

ARTICLE 5. ELIGIBILITY

5.1           Eligible Employees. All full-time and part-time Employees of the Company are eligible to receive an Award at the discretion of the Plan Administrator.

5.2           Consultants. Any consultant or advisor who renders bona fide services to the Company, which services are not in connection with the offer or sale of securities in a capital-raising transaction, is eligible to receive an Award at the discretion of the Plan Administrator.

ARTICLE 6. STOCK OPTIONS

6.1           Grant of Options. The Plan Administrator may from time to time in its discretion determine which of the Employees of the Company should receive Options, the type of Options to be granted (whether Incentive Stock Options or Nonqualified Stock Options), the number of shares of Common Stock subject to such Options, and the dates on which such Options are to be granted. To the extent that an Option is granted under which the aggregate Fair Market Value (determined as of the time each Option is granted) of the Common Stock with respect to which any of such Employee’s Options are exercisable for, the first time during a calendar, year exceeds $100,000, the Options granted that exceed the annual limitation shall be deemed to be Nonqualified Stock Options rather than Incentive Stock Options.

6.2           Option Agreement. Each grant of Options under the Plan shall be evidenced by a written Option Agreement setting forth the terms upon which the Options are granted. Each Option Agreement shall designate the type of Options being granted (whether Incentive Stock Options or Nonqualified Stock Options), and shall state the number of shares of Common Stock, as designated by the Plan Administrator, to which that Option pertains. More than one type of Option, and any combination of Options and Restricted Stock, may be granted to an Employee.

(a)           Option Exercise Price. The purchase price of the Common Stock under each Option granted under the Plan shall not be less than 100% of the Fair Market Value (determined as of the day the Option is granted) of the Common Stock subject to the Option (the “Exercise Price”) provided, however, that the Exercise Price for any Participant who is the owner of ten percent (10%) or more of the issued and outstanding stock of the Company shall be not less than 110% of the Fair Market Value (determined as of the day the Option is granted) of the Common Stock subject to the Option. The Exercise Price of the Common Stock under each Option is fixed and may not be Repriced.

(b)           Duration of Options. Each grant of Options shall be of a duration as specified in the Option Agreement; provided, however, that the term of each Option grant shall not exceed the lesser of: (1) five (5) years from the date the participant has the right to exercise such Option or portion thereof; or (2) seven (7) years from the date the Options are granted.  Notwithstanding the preceding sentence, each grant of Options to any Participant who is the owner of ten percent (10%) or more of the issued and outstanding stock of the Company shall be of a duration as specified in the Option Agreement; provided, however, that the term of each Option grant shall not exceed the lesser of: (1) five (5) years from the date the participant has the right to exercise such Option or portion thereof; or (2) five (5) years from the date the Options are granted.

(c)           Vesting. The grant of Options may be subject to a vesting schedule, which shall be set forth in the Option Agreement, and which may be waived or accelerated by the Plan Administrator, at any time. To the extent required by applicable state securities law, Options subject to a vesting schedule shall vest at least as rapidly as 20% per year within the five years following the date of grant of the Option.

(d)           Rights as Stockholder.  A Participant shall have no rights as a stockholder of the Company with respect to the Common Stock covered by an Option until the date of the issuance of the stock certificate for such Common Stock.

(e)           Other Terms and Conditions. The Option Agreement may contain such other provisions, which shall not be inconsistent with the Plan, as the Plan Administrator shall deem appropriate, including, without limitation, provisions that relate to the Participant’s ability to exercise an Option in whole or in part due to the passage of time or the achievement of specific goals or the occurrence of certain events, as specified by the Plan Administrator. Notwithstanding the foregoing, the Option Agreement may not contain any term that would cause the Option not to comply in all respects with Code Section 409A and related regulations.

6.3           Nontransferability of Options. Options granted pursuant to the Plan are not transferable by the Participant other than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Options contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option, the Option shall immediately become null and void.  Notwithstanding the foregoing, to the extent specified in an Option Agreement, an Option may be transferred by a Participant solely to (1) the Participant’s immediate family (children, grandchildren, or, spouse) or trusts or other entities established for the benefit of the Participant’s immediate family; or (2) the trust underlying a nonqualified deferred compensation plan established and maintained by the Company, to the extent specifically permitted in the trust agreement; provided that the transferability of an Option under this section shall be limited to the extent transfer is permitted by Rule 701 of the Securities Act, if and as required by applicable state securities law. Any such transfer of an Incentive Stock Option shall result in the conversion of the Option to a Nonqualified Stock Option.

6.4        Manner of Exercise. Subject to the limitations and conditions of the Plan or the Option Agreement, an Option shall be exercisable, in whole or in part, from time to time, by giving written notice of exercise to the Chief Financial Officer of the Company or such other individual, as directed from time to time by the Plan Administrator.  The notice shall specify the number of whole shares of Common Stock to be purchased and shall be accompanied by (a) payment in full to the Company of the Exercise Price under Section 6.2(a); plus (b) for Nonqualified Stock Options, payment in full of such amount as the Plan Administrator shall determine to be sufficient to satisfy any liability the Company may have for any withholding of federal, state or local income or other taxes incurred by reason of the exercise of the Option. At the Plan Administrator’s discretion, payment in full of such amount as the Plan Administrator, shall determine to be sufficient to satisfy any liability the Company may have for any withholding of federal, state or local income or other taxes incurred may also be requested upon the exercise of an Incentive Stock Option.  Except as provided in Section 6.5, the conditions of this Section 6.4 shall be satisfied at the time that the Option or, any part thereof is exercised, and no Common Stock shall be issued or delivered until such conditions have been satisfied by the Participant.

6.5        Payment of Option Exercise Price.  Payment for Common Stock underlying the Option shall be in the form of either (a) personal check, (b) a certified or bank cashier’s check to the order, of the Company, (c) shares of Common Stock, properly endorsed to the Company, in an amount the Fair Market Value of which on the date of receipt by the Company equals or, exceeds the aggregate Exercise Price for the Option, provided that such Stock has been held outright by the Participant for at least six months, (d) any other form of legal consideration that may be acceptable to the Plan Administrator, or, (e) in any combination thereof; provided, however, that no payment may be made in Common Stock unless the Plan Administrator has approved of payment in such form by such Participant with respect to the Option exercise in question. Payment for withholding taxes shall be in the form of cash.

6.6         Termination of Continuous Service. Other than as prescribed in Section 8, any vesting of the Option shall cease upon termination of the Participant’s Continuous Service, and the Option shall be exercisable only to the extent that it was exercisable on the date of such termination of Continuous Service. Any Option not exercisable as of the date of termination, and any Option or portions thereof not exercised within the period specified herein, shall terminate.

(a)           Termination Other than for Cause. Subject to any limitations set forth in the Option Agreement, and provided that the notice of exercise is provided as required by Section 6.4 prior to the expiration of the Option, the Participant shall be entitled to exercise the Option (i) during the Participant’s Continuous Service, and (ii) for a period of ninety (90) calendar days after the date of termination of the Participant’s Continuous Service for reason other than Cause, or such longer period as may be set forth in the Option Agreement.

(b)           Termination by Death. Notwithstanding paragraph (a), if a Participant’s Continuous Service should terminate as a result of the Participant’s death, or if a Participant should die within a period of three months after termination of the Participant’s Continuous Service under circumstances in which paragraph (a) would permit the exercise of the Option following termination, the personal representatives of the Participant’s estate or the person or persons who shall have acquired the Option from the Participant by bequest or, inheritance may exercise the Option at any time within one year after the date of death, but not later than the expiration date of the Option.

(c)           Termination by Disability. Notwithstanding paragraph (a), if a Participant’s Continuous Service should terminate by reason of the Participant’s Disability the Participant may exercise the Option at any time within the earlier of (i) one year after the date of termination and (ii) thirty (30) days after the Participant no longer has a Disability, but in any event not later than the expiration date of the Option.

(d)           Termination for Cause; Breach of Covenant Not to Compete or Nondisclosure Agreement. Notwithstanding anything herein to the contrary, and unless otherwise provided by the Option Agreement, all unexercised Options shall terminate immediately if the Participant is terminated for Cause, breaches any obligation under a covenant not to compete with the Company, or breaches any obligation under an agreement not to use or disclose proprietary information obtained from or through the Company, upon such occurrence.

(e)           Extension of Option Termination Date. The Plan Administrator, in its sole discretion, may extend the termination date of an Option granted under the Plan without regard to the preceding provisions of this Section 6.6. Such extension may be made in the Option Agreement as originally executed or by amendment to the Option Agreement, either prior to or following termination of a Participant’s Continuous Service. The Plan Administrator shall have no power to extend the termination date of an Incentive Stock Option beyond the periods provided in paragraphs (a), (b) and (c) prior to the termination of the Participant’s Continuous Service or without the approval of the Participant, which may be granted or withheld in the Participant’s sole discretion. Any extension of the termination date of an Incentive Stock Option shall be deemed to be the grant of a new Option for purposes of the Code.

ARTICLE 7. RESTRICTED STOCK

7.1           Grant of Restricted Stock. The Plan Administrator may from time to time in its sole discretion determine which of the Employees should receive grants of Restricted Stock, the number of shares of Restricted Stock to be granted to each Employee, the dates on which such shares of Restricted Stock are to be granted, and the restrictions applicable to each grant of shares of Restricted Stock.

7.2           Restricted Stock Agreement. Each grant of Restricted Stock under the Plan shall be evidenced by a written Restricted Stock Agreement setting forth the terms upon which the Restricted Stock is granted. Each Restricted Stock Agreement shall state the number of shares of Common Stock, as designated by the Plan Administrator, to which that Restricted Stock Award pertains; the price, if any, to be paid by the Participant for the Restricted Stock; and the restrictions applicable to each grant of Restricted Stock. More than one grant of Restricted Stock may be granted to an Employee. The terms of any Restricted Stock Agreement need not be identical to the terms of any other Restricted Stock Agreement applicable to other grants of Restricted Stock under the Plan to the same or other Participants.

No Restricted Stock shall be issued under the Plan until the Participant provides the Company with a signed Restricted Stock Agreement in the form specified by the Plan Administrator.

7.3           Issuance of Restricted Stock.  If a purchase price for Restricted Stock is imposed, the Participant’s right to receive Restricted Stock shall be conditioned upon the delivery by the Participant of (i) payment in full, by check or by certified or bank cashier’s check to the Company (or payment by such other, consideration as shall be permitted by the Plan Administrator) or, upon approval of the Plan Administrator, shares of the Common Stock, properly endorsed to the Company, in an amount the Fair Market Value of which on the date of receipt by the Company equals or exceeds the aggregate purchase price of the Common Stock; (ii) payment in similar form equal to such amount as the Company shall determine to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of the vesting of the Restricted Stock or the Participant’s election under Code Section 83(b); and (iii) a copy of the executed Restricted Stock Agreement in the form specified by the Plan Administrator.

(a)           Purchase Price. A purchase price shall not be required for Restricted Stock, except to the extent required by applicable state securities law. Once established, the purchase price of the Restricted Stock is fixed and may not be Repriced.

(b)           Vesting.  Restricted Stock may be subject to a vesting schedule, which shall be set forth in the Restricted Stock Agreement, and which may be waived or accelerated by the Plan Administrator at any time. Unless otherwise provided in the Restricted Stock Agreement, Restricted Stock shall not begin to vest prior to the first anniversary of the date of the Award; provided, that, to the extent required by applicable state securities law, Restricted Stock subject to a vesting schedule shall vest at least as rapidly as 20% per year within the five years following the date of grant of the Restricted Stock.

(c)           Stock Certificates. The stock certificate or certificates representing the Restricted Stock shall be registered in the name of the Participant to whom such Restricted Stock shall have been granted.  Such certificates shall remain in the custody of the Company and the Participant shall deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or a portion of the Restricted Stock that shall be forfeited or otherwise not become vested in accordance with the Plan and the applicable Restricted Stock Agreement.

(d)           Restrictions and Rights. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. The Participant shall have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and such other distributions, as the Board of Directors may, in its discretion, designate, pay or distribute on such Restricted Stock, and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, except as set forth in this Article 7. The Restricted Stock Agreement may contain such other, provisions, which shall not be inconsistent with the Plan, as the Plan Administrator shall deem appropriate.

(e)           Forfeiture.   If the Participant fails to satisfy any applicable restrictions, terms and conditions set forth in this Plan or in the Restricted Stock Agreement for any reason, any

Restricted Stock held by such Participant and affected by such conditions shall be forfeited to the Company in return for such consideration as shall be specified in the Restricted Stock Agreement. The Company and its officers are authorized to reflect such forfeiture of Restricted Stock on the Company’s stock ledger.

(f)            Other Terms and Conditions. The Restricted Stock Agreement may contain such other provisions, which shall not be inconsistent with the Plan, as the Plan Administrator shall deem appropriate, including, without limitation, provisions that relate to the Participant’s ability to received Restricted Stock due to the passage of time or the achievement of specific goals or the occurrence of certain events, as specified by the Plan Administrator. Notwithstanding the foregoing, the Restricted Stock Agreement may not contain any term that would cause any grant of  Restricted Stock not to comply in all respects with Code Section 409A and related regulations.

7.4           Nontransferability of Restricted Stock. Restricted Stock granted pursuant to the Plan is not transferable by the Participant until all restrictions on such Restricted Stock shall have lapsed.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Restricted Stock, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Restricted Stock, the Restricted Stock shall immediately become null and void.  Notwithstanding the foregoing, to the extent specified in a Restricted Stock Agreement, Restricted Stock may be transferred by a Participant solely to (1) the Participant’s immediate family (children, grandchildren, or spouse) or trusts or other entities established for the benefit of the Participant’s immediate family; or (2) the trust underlying a nonqualified deferred compensation plan established and maintained by the Company, to the extent specifically permitted in the trust agreement; provided that the transferability of Restricted Stock under this section shall be limited to the extent transfer is permitted by Rule 701 of the Securities Act, if and as required by applicable state securities law.

7.5        Termination of Continuous Service. In the event that a Participant terminates Continuous Service with the Company for any reason any unvested Restricted Stock held by such Participant as of the date of such termination of Continuous Service shall be forfeited to the Company as of the date of termination of Continuous Service.

ARTICLE 8. CHANGE IN CONTROL

In the event of a Change in Control Event, the vesting of all Awards held by Participants whose Continuous Service has not terminated shall be accelerated in full. In anticipation of a Change in Control Event, the Plan Administrator may, upon written notice to all Participants holding Options, provide that all unexercised Options must be exercised upon the Change in Control Event or, within a specified number of days of the date of such Change in Control Event or such Options will terminate. In response to such notice, a Participant may make an irrevocable election to exercise the Participant’s Option contingent upon and effective as of the effective date stated in such notice. Any Option shall terminate if not exercised upon the time frame stated in the notice.

ARTICLE 9. ISSUANCE OF SHARES OF COMMON STOCK

9.1           Transfer of Common Stock to Participant. As soon as practicable after (a) a Participant has given the Company written notice of exercise of an Option and has otherwise met the requirements of Section 6.2, with respect to an Option, or (b) a Participant has satisfied any applicable restrictions, terms and conditions set forth in this Plan or in the Restricted Stock Agreement with respect to Restricted Stock, the Company shall register a certificate in such Participant’s name for the Common Stock as to which the Option has been exercised or the Restricted Stock Award has been satisfied and shall, upon the Participant’s request, deliver such certificate to the Participant. In no event shall the Company be required to transfer fractional shares of Common Stock to the Participant, and in lieu thereof, the Company may pay an amount in cash equal to the Fair Market Value of such fractional shares of Common Stock on the date of exercise or vesting, as applicable.

9.2           Legend. All certificates evidencing shares of Common Stock originally issued pursuant to this Plan or, subsequently transferred to any person or entity, and any shares of capital stock received in respect thereof, may bear such legends and transfer, restrictions as the Company shall deem reasonably necessary or desirable, including, without limitation, legends restricting transfer of the Common Stock until there has been compliance with federal and state securities laws and until the Participant or any other holder of the Common Stock has paid the Company such amounts as may be necessary in order, to satisfy any withholding tax liability of the Company.

9.3           Compliance With Laws. If the issuance or transfer of Common Stock by the Company would for any reason, in the opinion of counsel for the Company, violate any applicable federal or state laws or regulations, the Company may delay issuance or transfer of such Stock to the Participant until compliance with such laws can reasonably be obtained. In no event shall the Company be obligated to effect or obtain any listing, registration, qualification, consent or approval under any applicable federal or state laws or regulations or any contract or agreement to which the Company is a party with respect to the issuance of any such Stock. If, after reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the lawful issuance and sale of Stock upon exercise of Options or vesting of an Award under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Options or vesting of an Award unless and until such authority is obtained.

ARTICLE 10. AMENDMENT AND TERMINATION

10.1         Amendment of the Plan. The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan or any part thereof as it may deem proper, except that no such action shall diminish or impair the rights under an Award previously granted. However, if Video Display is listed on the NASDAQ National Market System or another public trading market, then any amendment that would require stockholder approval under the requirements of the NASDAQ National Market System or such other public trading market, as the case may be, shall only be effective when such stockholder approval is obtained. Subject to the terms and conditions of the Plan, the Plan Administrator may modify, extend or renew outstanding Awards granted under the Plan, provided that such modification would not constitute a Repriced Award, and provided further that no such action shall diminish or, impair the rights under an Award previously granted without the consent of the Participant.

10.2         Termination of the Plan. This Plan shall terminate on the date that is the tenth anniversary of the Effective Date. The Board of Directors may at any time suspend or terminate the Plan. No such suspension or termination shall diminish or impair the rights under an Award previously granted without the consent of the Participant.  Notwithstanding the foregoing, no Incentive Stock Options may be granted any time after ten years after the adoption by the Board of Directors of any amendments to the Plan that constitute the adoption of a new plan for purposes of Code Section 422.

ARTICLE 11. GENERAL PROVISIONS

11.1      No Employment Rights. Nothing contained in this Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of such Participant’s Continuous Service by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such Continuous Service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Award.

11.2         Other Employee Benefits. Unless so provided by the applicable plan, the amount of compensation deemed to be received by a Participant as a result of the exercise of an Award shall not constitute earnings with respect to which any other employee benefits of the person are determined, including without limitation benefits under any pension, profit sharing, life insurance, or disability or other salary continuation plan.

11.3         Confidentiality of Information.  Information regarding the grant of Awards under this Plan is confidential and may not be shared by the Participant with anyone other than the Participant’s immediate family and personal financial advisor and other person(s) designated by Participant by power of attorney or assignment, or as otherwise required by law.

11.4         Severability. If any provision of this Plan is held by any court or governmental authority to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions. Instead, each provision held to be illegal or invalid shall, if possible, be construed and enforced in a manner that will give effect to the terms of such provision to the fullest extent possible while remaining legal and valid.

11.5         Governing Law and Venue.  This Plan, and all Awards granted under this Plan, shall be construed and shall take effect in accordance with the laws of the State of Georgia without regard to conflicts of laws principles, Resolution of any disputes under the Plan or any Award under the Plan shall only be held in courts in DeKalb County, Georgia.

11.6      Use of Proceeds. Any proceeds received by the Company from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.